EXHIBIT 99.2

For Information
Brent A. Collins
303-861-8140
FOR IMMEDIATE RELEASE

ST. MARY PROVIDES OPERATIONS AND GUIDANCE UPDATE

•	Full year production guidance range increased to 103.0 to 106.0 BCFE from 101.0 to 104.0 BCFE

•	Company reiterates intention of investing at or near operating cash flow for exploration and development activities

•	Second operated Haynesville well currently drilling in San Augustine County, Texas

•	First operated horizontal Eagle Ford well currently drilling in Webb County, Texas

DENVER, May 4, 2009 – St. Mary Land & Exploration Company (NYSE: SM) today provides an update on the Company’s operational plan for the remainder of 2009 and its financial guidance.

MANAGEMENT COMMENTARY

Tony Best, CEO and President, remarked, “Through the first quarter of this year, we are on track in the execution of St. Mary’s 2009 business plan.  Tests in our emerging resource plays are proceeding on schedule, our new credit facility was completed with increased commitments as expected, and we continue to have a drilling program with lots of flexibility due to our lack of long-term rig commitments.  I am pleased with our progress to date, including our increased production outlook.  We remain focused on adapting our 2009 program as necessary to accommodate these volatile market conditions.”

2009 CAPITAL INVESTMENT AND OPERATIONAL UPDATE

St. Mary reiterates its intention to invest within or near operating cash flow during 2009.  Currently, the Company believes that the previously provided capital expenditure guidance of $341 million is essentially unchanged.  The focus of activity continues to be on the testing of emerging resource plays in the Eagle Ford, Haynesville, and Marcellus shales.

St. Mary currently has five operated drilling rigs running throughout the Company.  Three rigs are operating in the Mid-Continent region where two rigs are drilling deep Springer targets in the Anadarko Basin and one rig is drilling in the horizontal Woodford shale program.  Recently, the Company successfully completed a four well simul-fracing pilot in the Woodford program, resulting in five horizontal wells producing in one section.  The four recently completed wells are presently flowing back load water. Results from this pilot will be important in the determination of the optimum spacing for further development.

In the Maverick Basin in South Texas, the Company is presently drilling in the horizontal lateral of its first operated well targeting the Eagle Ford shale.  The Eagle Ford section was cored prior to plugging back and kicking off the lateral and St. Mary intends to conduct a micro-seismic study during fracture stimulation of the well.  Three additional horizontal Eagle Ford wells are currently planned for the remainder of 2009.  The Company also intends to continue participating in the joint venture targeting the Pearsall and Eagle Ford shales with TXCO Resources and Anadarko Petroleum.

In the Haynesville shale program, the Company is currently drilling its second well targeting the Haynesville shale formation.  The well is located in northern San Augustine County, Texas.  After coring the James lime and Haynesville shale sections, this well will be drilled to the deeper Haynesville/Cotton Valley lime formation for evaluation purposes.  St. Mary currently expects to complete the well as a vertical Haynesville shale test.  One additional well targeting the Haynesville shale is planned for later in 2009.

St. Mary plans to start testing activities in the Marcellus shale in the third quarter of this year.  Two horizontal wells are planned to be completed in 2009.

Since the last guidance update, the Company has seen significant decreases in the costs to drill and complete wells in some areas of operations as well as significantly lower natural gas prices.  St. Mary continues to actively monitor the service cost environment and may reallocate remaining 2009 development capital to oil development activities.

PERFORMANCE GUIDANCE UPDATE

The Company’s guidance for the second quarter and the full year of 2009 is as follows:

	2nd Quarter	Full Year
Oil and gas production	26.5 – 28.0 BCFE	103.0 – 106.0 BCFE
Lease operating expense	$1.49 – $1.54/MCFE	$1.50 – $1.55/MCFE
Transportation expense	$0.19 – $0.24/MCFE	$0.19 – $0.24/MCFE
Production taxes	$0.28 – $0.33/MCFE	$0.30 – $0.35/MCFE
General and admin. – cash	$0.63 – $0.68/MCFE	$0.62 – $0.67/MCFE
General and admin. – non-cash	$0.08 – $0.10/MCFE	$0.08 – $0.12/MCFE
Depreciation, depletion, & amort.	$2.90 – $3.10/MCFE	$2.90 – $3.10/MCFE

Production – St. Mary currently expects that production will decrease sequentially in the remaining quarters of 2009 as a result of the Company’s decreased level of development drilling.  Full year production guidance is being increased as a result of better than anticipated rate additions in the horizontal Woodford and deep Springer programs in the Mid-Continent region and strong production performance in the Permian region.  The Company continues to believe that it is appropriate during this period of depressed commodity prices and declining costs to be investing in exploration activities while deferring most development investment.

The guidance above does not include any production volume impact from future acquisitions or divestitures.

Lease operating expense – The Company anticipates that in absolute dollars, LOE will be relatively flat for the remainder of the year.  St. Mary continues to expect some softening in service costs in future quarters as a result of the slowdown in the exploration and production sector.  However, aggressive pricing reductions have not been assumed in this guidance.

Production taxes – On a sequential basis, production taxes are anticipated to increase each quarter in 2009 on a per unit basis, which is a reflection of the futures market view of commodity prices.

General and administrative expense – Presently, St. Mary expects total general and administrative expense for 2009 to be essentially flat with 2008 amounts in absolute dollars.  On a per MCFE basis, G&A should increase throughout the year as a result of the Company’s declining production profile.  Generally, commodity prices are currently forecast to increase throughout the remainder of 2009, which increases expenses that are tied to profitability and cash flow.

The principal driver of the decrease in G&A guidance is lower estimates of compensation-related costs, primarily lower projected payments under the legacy Net Profits Plan.  St. Mary’s general and administrative expenses can be highly volatile, since significant portions of the Company’s general and administrative cost structure are directly or indirectly related to commodity prices.

Depreciation, depletion, and amortization expense – St. Mary is expecting DD&A to be lower for the remainder of 2009 as a result of the non-cash impairments of proved properties recognized in the fourth quarter of 2008 and first quarter of 2009 that decreased the depreciable book value of the Company’s properties.  The calculation of DD&A is sensitive to changes to the internal estimate of proved reserves, which are impacted significantly by the commodity prices and differentials in effect at the end of each reporting period.

Interest expense – As a result of the adoption of a new accounting pronouncement on January 1, 2009, St. Mary is now required to separately account for the liability and equity components of the Company’s 3.50% Senior Convertible Notes since those notes may be settled in cash.  As a result, St. Mary retrospectively recorded a debt discount and an increase to additional paid-in capital in the Company’s consolidated balance sheets to reflect the value of the equity option in these notes.

The Company will recognize approximately $2.1 million of non-cash interest expense each quarter due to the amortization of the debt discount through the date at which the notes can first be called in April 2012.

Income taxes – The Company estimates that its effective tax rate will be approximately 38% for the second quarter and full year of 2009.  Based on its current forecast, St. Mary does not anticipate it will pay cash taxes in 2009.

Hedging update – Below is an updated summary hedging schedule for the Company.  All the prices in the table have been converted to an average NYMEX equivalent for ease of comparison using quality and transportation differentials as of March 31, 2009.  No hedges have been added between the end of the first quarter of 2009 and the date of this release.  All of the oil trades are settled against NYMEX.  The gas contracts settle against regional delivery points that correspond with the Company’s production areas, thereby reducing basis risk.  Approximately 50% of both the Company’s estimated oil and natural gas production are hedged for the remainder of 2009.  For detailed schedules on the Company’s hedging program, please refer to the Company’s Form 10-Q for the quarter ended March 31, 2009, which is expected to be filed with the Securities and Exchange Commission on May 5, 2009.

Oil Swaps - NYMEX Equivalent			Oil Collars - NYMEX Equivalent

					Floor	Ceiling
	Bbls	$/Bbl		Bbls	$/Bbl	$/Bbl
2009			2009
Q2	401,000	$71.65	Q2	380,500	$50.00	$67.31
Q3	389,000	$71.59	Q3	384,500	$50.00	$67.31
Q4	369,000	$71.67	Q4	384,500	$50.00	$67.31
2010	1,239,000	$66.47	2010	1,367,500	$50.00	$64.91
2011	1,032,000	$65.36	2011	1,236,000	$50.00	$63.70

Natural Gas Swaps - NYMEX Equivalent			Natural Gas Collars - NYMEX Equivalent

					Floor	Ceiling
	MMBTU	$/MMBTU		MMBTU	$/MMBTU	$/MMBTU
2009			2009
Q2	6,420,000	$8.33	Q2	2,275,000	$6.28	$10.28
Q3	4,770,000	$7.81	Q3	2,285,000	$5.99	$9.98
Q4	4,770,000	$8.04	Q4	2,285,000	$6.26	$10.26
2010	16,170,000	$7.44	2010	7,825,000	$6.11	$8.40
2011	5,710,000	$6.96	2011	6,625,000	$6.11	$7.34

Natural Gas Liquid Swaps* - Mont. Belvieu

	Bbls	$/Bbl
2009
Q2	262,476	$41.53
Q3	217,617	$41.46
Q4	70,015	$45.95
2010	139,724	$49.59
2011	19,643	$49.01

* Volumes and revenues associated with natural gas liquids are reported as wet gas in the Company's financial and operating results.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” “expect,” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause St. Mary’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil and natural gas prices, the uncertain nature of the expected benefits from the acquisition and divestiture of oil and gas properties, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of hedge counterparties to settle hedges in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s hedging strategy, and other such matters discussed in the “Risk Factors” section of St. Mary’s 2008 Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q which are filed with the SEC.  Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.